This preliminary pricing supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. We may not sell these securities until we deliver a final pricing supplement. This preliminary pricing supplement, the accompanying prospectus supplement and prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where such an offer or sale would not be permitted.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-136666
Subject to Completion, dated March 5, 2008
PRICING SUPPLEMENT
(To Prospectus dated August 16, 2006 and
Prospectus Supplement dated August 16, 2006)
The Bear Stearns Companies Inc.
$[●] Medium-Term Notes, Series B
Buffered Accelerated Market Participation Securities
Each linked to a single Reference Index
•
This pricing supplement relates to three (3) separate Note offerings. Each issue of offered Notes is linked to one, and only one, Reference Index. You may participate in any of the three (3) Note offerings or, at your election, more than one. This pricing supplement does not, however, allow you to purchase a Note linked to a basket of the Reference Indices described below.

•
The Notes are linked to a single Reference Index and are not principal protected. When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000.00. On the Maturity Date, you will receive the “Cash Settlement Value,” an amount in cash depending on the Index Return.

•	The Cash Settlement Value, per Note, will be calculated as follows:
(a)
if the Index Return is greater than zero, the Cash Settlement Value will be equal to the $1,000.00 principal amount of the Note plus the product of $1,000.00 multiplied by the lesser of (i) the Upside Participation Rate (200.00%) multiplied by the Index Return; and (ii) the Maximum Return for the Notes as set forth in the chart below;

(b) if the Index Return is less than or equal to zero but greater than or equal to the Trigger Level, the Cash Settlement Value will be equal to the $1,000.00 principal amount of the Note; or
(c)
if the Index Return is less than the Trigger Level, then the Cash Settlement Value for each Note will be equal to the $1,000.00 principal amount minus 1.00% of the $1,000.00 principal amount for each percentage point that the Index Return is less than the Trigger Level.

•	The Index Return will equal the quotient of (a) the Final Index Level minus the Initial Index Level, divided by (b) the Initial Index Level.
•	The Upside Participation Rate will equal 200.00%.
•	The Notes will not pay interest during the term of the Notes.
•	The Notes will not be listed on any securities exchange or quotation system.
•	The scheduled Calculation Date for the Notes is as set forth in the chart below. The Calculation Date is subject to adjustment as described herein.
•
The Maturity Date for the Notes is expected to be as set forth in the chart below. If the Calculation Date is postponed, the Maturity Date will be three Business Days following the postponed Calculation Date.

•	The following terms relate to the specific Note offering for each respective Reference Index:

Reference Index	Ticker Symbol	Trigger Level	Maximum Return	CUSIP	Calculation Date	Maturity Date	Initial Index Level	Agent’s Discount	Proceeds, before expenses, to us	Principal Amount[1]
The S&P 500® Index	SPX	-10.00%	[14-17]%	0739282T9	April [●], 2009	April [●], 2009	[●]	[●]	[●]	$[●]
The Nasdaq-100 Index®	NDX	-10.00%	[25-28]%	0739282V4	September [●], 2009	September [●], 2009	[●]	[●]	[●]	$[●]
The Dow Jones AIG Commodity IndexSM	DJAIG	-5.00%	[29-32]%	0739282W2	September [●], 2009	September [●], 2009	[●]	[●]	[●]	$[●]
INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS. THE NOTES ARE NOT PRINCIPAL PROTECTED. THEREFORE, YOU MAY RECEIVE LESS, AND POSSIBLY SIGNIFICANTLY LESS, THAN YOUR INITIAL INVESTMENT IN THE NOTES. THERE MAY NOT BE AN ACTIVE SECONDARY MARKET IN THE NOTES, AND IF THERE WERE TO BE AN ACTIVE SECONDARY MARKET, IT MAY NOT BE LIQUID. YOU SHOULD REFER TO “RISK FACTORS” BEGINNING ON PAGE [PS-10.]
Each Reference Index is a service mark or trademark of the sponsor of that Reference Index and has been, or will be, licensed for use by The Bear Stearns Companies Inc. The Notes, which are linked to the performance of a single Reference Index, are not sponsored, endorsed, sold or promoted by the sponsor of any Reference Index; and the sponsors of the Reference Indices make no representations regarding the advisability of investing in a particular Note offering.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.
1Investors who purchase an aggregate principal amount of at least $1,000,000 of a particular Note offering will be entitled to purchase Notes of that Note offering for 99.00% of the principal amount.
Any additional reissuances will be offered at a price to be determined at the time of pricing of each offering of Notes, which will be a function of the prevailing market conditions and the level of the Reference Index at the time of the relevant sale.
We expect that the Notes will be ready for delivery in book-entry form only through the book-entry facilities of The Depository Trust Company in New York, New York, on or about [●], 2008, against payment in immediately available funds. The distribution of the Notes will conform to the requirements set forth in Rule 2720 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Conduct Rules.
We may grant our affiliate Bear, Stearns & Co. Inc. a 30-day option from the date of the final pricing supplement to purchase from us up to an additional 15% of the aggregate principal amount of each offering of the Notes at the public offering price to cover any over-allotments.
_______________
Bear, Stearns & Co. Inc.
March [●], 2008

SUMMARY

This summary highlights selected information from the accompanying prospectus, prospectus supplement and this pricing supplement to help you understand the Notes linked to a single Reference Index. You should carefully read this entire pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes, as well as certain tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the section “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement which highlight a number of significant risks, to determine whether an investment in the Notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. If information in this pricing supplement is inconsistent in any manner with the prospectus or prospectus supplement, this pricing supplement will supersede those documents. In this pricing supplement, the terms “Company,” “we,” “us” and “our” refer only to The Bear Stearns Companies Inc. excluding its consolidated subsidiaries.

The Bear Stearns Companies Inc. Medium-Term Notes, Series B, Buffered Accelerated Market Participation Securities, (the “Notes”) are Notes whose return is tied or “linked” to the performance of the Reference Index. When we refer to Note or Notes in this pricing supplement, we mean $1,000.00 principal amount of Notes. The Notes are not principal protected. On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash depending on the Index Return. The Cash Settlement Value, per Note, will be calculated as follows:

(a) if the Index Return is greater than zero, the Cash Settlement Value will be equal to the $1,000.00 principal amount of the Note plus the product of $1,000.00 multiplied by the lesser of (i) the Upside Participation Rate (200.00%) multiplied by the Index Return; and (ii) the Maximum Return for the Notes as set forth in the section “Key Terms - Summary of Terms” herein;

(b) if the Index Return is less than or equal to zero but greater than or equal to the Trigger Level, the Cash Settlement Value will be equal to the $1,000.00 principal amount of the Note; or

(c) if the Index Return is less than the Trigger Level, then the Cash Settlement Value for each Note will be equal to the $1,000.00 principal amount minus 1.00% of the $1,000.00 principal amount for each percentage point that the Index Return is less than the Trigger Level.

The Index Return will equal the quotient of (a) the Final Index Level minus the Initial Index Level, divided by (b) the Initial Index Level.

The Upside Participation Rate will equal 200.00%.

Selected Investment Considerations

•	Growth potential—The return, if any, on the Notes is based upon whether and the extent to which (subject to the Maximum Return per Note) the Final Index Level is greater than the Initial Index Level.

•
Potential leverage in the increase, if any, of the Reference Index—The Notes may be an attractive investment for investors who have a bullish view of the Reference Index over the term of the Notes. If held to maturity, the Notes allow you to participate in the potential increase in the Reference Index, not to exceed the Maximum Return.

•
Taxes—The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. We intend to treat the Notes for all tax purposes as pre-paid cash-settled executory contracts linked to the level of the Reference Index and, where required, to file information returns with the Internal Revenue Service in accordance with such treatment. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Assuming the Notes are treated as pre-paid cash-settled executory contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes). See “Certain U.S. Federal Income Tax Considerations” herein.

Selected Risk Considerations

•
Possible loss of principal—The Notes are not principal protected. If, on the Maturity Date, the Index Return is less than the Trigger Level, for each 1.00% difference between the Index Return and the Trigger Level, you will lose an amount of your Notes equal to the product of (i) 1.00% multiplied by (ii) the $1,000.00 principal amount of the Notes.

•
No current income—We will not pay any interest during the term of the Notes. The yield on the Notes, therefore, may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same Maturity Date from an issuer with a comparable credit rating.

•
The return on the Notes is capped—You will not receive more than the Maximum Return on the Notes at maturity, regardless of the positive percentage increase of the Final Index Level over the Initial Index Level.

•
No interest, dividend or other payments—You will not receive any interest, dividend payments or other distributions on the constituents comprising the Reference Index, nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

•
Not exchange listed—The Notes will not be listed on any securities exchange or quotation system, and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

•
Liquidity—Because the Notes will not be listed on any securities exchange or quotation system, we do not expect a trading market to develop, and, if such a market were to develop, it may not be liquid. Our subsidiary, Bear, Stearns & Co. Inc. has advised us that they intend under ordinary market conditions to indicate prices for the Notes upon request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which those bids will be made. In any event, Notes will cease trading as of the close of business on the Maturity Date.

KEY TERMS

The following Key Terms relate to the specific Note offering for each respective Reference Index:

Issuer:	The Bear Stearns Companies Inc.
Principal Amount:
The Notes will be issued in minimum denominations of $1,000.00 and $1,000.00 multiples thereafter; provided, however, that the minimum purchase for any purchaser domiciled in a Member state of the European Economic Area shall be $100,000.00. When we refer to “Note” or “Notes” in this pricing supplement, we mean Notes each with a principal amount of $1,000.00.

Further Issuances:
Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement.

Summary of Terms
Reference Index	Ticker Symbol	Trigger Level	Maximum Return	CUSIP	Calculation Date	Maturity Date	Initial Index Level	Agent’s Discount	Proceeds, before expenses, to us	Principal Amount
The S&P 500® Index	SPX	-10.00%	[14-17]%	0739282T9	April [●], 2009	April [●], 2009	[●]	[●]	[●]	$[●]
The Nasdaq-100 Index®	NDX	-10.00%	[25-28]%	0739282V4	September [●], 2009	September [●], 2009	[●]	[●]	[●]	$[●]
The Dow Jones AIG Commodity IndexSM	DJAIG	-5.00%	[29-32]%	0739282W2	September [●], 2009	September [●], 2009	[●]	[●]	[●]	$[●]

Cash Settlement Value:	On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the Index Return. The Cash Settlement Value, per Note, will be calculated as follows:

(a) if the Index Return is greater than zero, the Cash Settlement Value will be equal to the $1,000.00 principal amount of the Note plus the product of $1,000.00 multiplied by the lesser of (i) the Upside Participation Rate (200.00%) multiplied by the Index Return; and (ii) the Maximum Return for the Notes as set forth in the “Summary of Terms”;

(b) if the Index Return is less than or equal to zero but greater than or equal to the Trigger Level, the Cash Settlement Value will be equal to the $1,000.00 principal amount of the Note; or

(c) if the Index Return is less than the Trigger Level, then the Cash Settlement Value for each Note will be equal to the $1,000.00 principal amount minus 1.00% of the $1,000.00 principal amount for each percentage point that the Index Return is less than the Trigger Level.

Index Return:	Equals the quotient of (a) the Final Index Level minus the Initial Index Level, divided by (b) the Initial Index Level.
Upside Participation Rate:	Equals 200.00%.
Interest:	The Notes will not bear interest during the term of the Notes.
Initial Index Level:	As set forth in “Summary of Terms” above.
Final Index Level:	The Final Index Level will be determined by the Calculation Agent and will equal the closing level of the Index on the Calculation Date as determined by the Calculation Agent.
Calculation Date:
As set forth in “Summary of Terms” above unless such date is not an Index Business Day, in which case the Calculation Date shall be the next Index Business Day. The Calculation Date is subject to adjustment as described under “Description of the Notes - Market Disruption Events.”

Issue Date:	March [●], 2008.
Maturity Date:
The Notes are expected to mature as set forth in “Summary of Terms” above unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If the Calculation Date is adjusted due to the occurrence of a Market Disruption Event, the Maturity Date will be three Business Days following the adjusted Calculation Date.

Exchange listing:	The Notes will not be listed on any securities exchange or quotation system.
Index Business Day:
Means any day on which the Relevant Exchange (as defined in “Description of the Notes - Market Disruption Events” herein) and each Related Exchange (as defined in “Description of the Notes - Market Disruption Events” herein) are scheduled to be open for trading.

Business Day:	Any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.
Calculation Agent:	Bear, Stearns & Co. Inc. (“Bear Stearns”).

Offers and sales of the Notes are subject to restrictions in certain jurisdictions. The distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer or sale of the Notes in certain other jurisdictions may be restricted by law. Persons who come into possession of this pricing supplement, and the accompanying prospectus supplement and prospectus or any Notes must inform themselves about and observe any applicable restrictions on the distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer and sale of the Notes. Notwithstanding the minimum denomination of $1,000.00, the minimum purchase for any purchaser domiciled in a member state of the European Economic Area shall be $100,000.00.

QUESTIONS AND ANSWERS

What are the Notes?

The Notes are a series of our senior, unsecured, unsubordinated debt securities, the value of which is linked to the performance of the Reference Index over the term of the Notes, as measured by the Index Return. The Notes will not bear interest, and no other payments will be made prior to maturity. See the section “Risk Factors” for selected risk considerations prior to making an investment in the Notes.

The Notes do not provide for redemption earlier than the Maturity Date. When we refer to Note or Notes in this pricing supplement, we mean $1,000.00 principal amount of Notes. You should refer to the section “Description of the Notes” for a detailed description of the Notes prior to making an investment in the Notes.

Are the Notes principal protected?

No. The Notes are not principal protected and a significant portion of your principal investment in the Notes is at risk of loss. If the Index Return is less than the Trigger Level, for each 1.00% difference between the Index Return and the Trigger Level you will lose an amount of your Notes equal to the product of (i) 1.00% multiplied by (ii) the $1,000.00 principal amount of the Notes.

Are the Notes equity or debt securities?

The Notes are our unsecured, unsubordinated debt securities. However, the Notes differ from traditional debt securities in that the Notes are not principal protected and offer the opportunity to participate in the positive performance of the Reference Index, if any, subject to the Maximum Return. If the Index Return is less than the Trigger Level, you will receive less, and possibly significantly less, than your initial investment in the Notes.

Are there any risks associated with my investment?

Yes. The Notes are subject to a number of risks. You should refer to the section “Risk Factors” in this pricing supplement and the section “Risk Factors” in the accompanying prospectus supplement.

What will I receive at maturity of the Notes?

The Notes are not principal protected. On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the Index Return. The Cash Settlement Value, per Note, will be calculated as follows:

(a) if the Index Return is greater than zero, the Cash Settlement Value will be equal to the $1,000.00 principal amount of the Note plus the product of $1,000.00 multiplied by the lesser of (i) the Upside Participation Rate (200.00%) multiplied by the Index Return; and (ii) the Maximum Return for the Notes as set forth in the “Summary of Terms”;

(b) if the Index Return is less than or equal to zero but greater than or equal to the Trigger Level, the Cash Settlement Value will be equal to the $1,000.00 principal amount of the Note; or

(c) if the Index Return is less than the Trigger Level, then the Cash Settlement Value for each Note will be equal to the $1,000.00 principal amount minus 1.00% of the $1,000.00 principal amount for each percentage point that the Index Return is less than the Trigger Level.

The Index Return equals the quotient of (a) the Final Index Level minus the Initial Index Level, divided by (b) the Initial Index Level.

The Upside Participation Rate equals 200.00%.

For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

Will there be additional offerings of the Notes?

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuance will increase the aggregate principal amount of the outstanding Notes of this series to include the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to (i) any 30-day option we grant to Bear, Stearns & Co. Inc., and (ii) any future issuances of Notes bearing the same CUSIP number. The price of any additional offerings will be determined at the time of pricing of each offering, which will be a function of the prevailing market conditions and level of the Reference Index at the time of the relevant sale.

Will I receive interest on the Notes?

You will not receive any periodic interest payments on the Notes. The only payment you will receive, if any, will be the Cash Settlement Value upon the maturity of the Notes.

What is the Reference Index?

Unless otherwise stated, all information on the Reference Index that is provided in this pricing supplement is derived from the Sponsor or other publicly available sources.

For more information, see the section “Description of the Reference Indices.”

How has the Reference Index performed historically?

We have provided tables and graphs depicting the performance of each Reference Index from January 1998 through February 2008. You can find these tables and graphs in the section “Description of the Reference Indices - Historical Data on the Reference Index.” We have provided this historical information to help you evaluate the behavior of each Reference Index in various economic environments; however, past performance is not indicative of the manner in which the Reference Index will perform in the future. You should refer to the section “Risk Factors - The historical performance of the Reference Index is not an indication of the future performance of the Reference Index.”

Will the Notes be listed on a securities exchange?

The Notes will not be listed on any securities exchange or quotation system, and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which those bids will be made. In any event, the Notes will cease trading as of the close of business on the Maturity Date. You should refer generally to the section “Risk Factors.” If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

What is the role of Bear Stearns?

Bear Stearns will be our agent for the offering and sale of the Notes. After the initial offering, Bear Stearns intends to buy and sell the Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. However, Bear Stearns will not be obligated to engage in any of these market activities or to continue them once they are begun.

Bear Stearns also will be our Calculation Agent for purposes of calculating the Cash Settlement Value. Under certain circumstances, these duties could result in a conflict of interest between Bear Stearns’ status as our subsidiary and its responsibilities as Calculation Agent. You should refer to “Risk Factors - The Calculation Agent is one of our affiliates, which could result in a conflict of interest.”

Can you tell me more about The Bear Stearns Companies Inc.?

We are a holding company that, through our broker-dealer and international bank subsidiaries, principally Bear Stearns, Bear, Stearns Securities Corp., Bear, Stearns International Limited (“BSIL”) and Bear Stearns Bank Plc, is a leading investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, institutional and individual investors worldwide. For more information about us, please refer to the section “The Bear Stearns Companies Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the Securities and Exchange Commission, which you can find by referring to the section “Where You Can Find More Information” in the accompanying prospectus.

Who should consider purchasing the Notes?

Because the Notes are tied to the performance of an underlying Reference Index, they may be appropriate for investors with specific investment horizons who seek to participate in the potential appreciation of the level of the Reference Index. In particular, the Notes may be an attractive investment for investors who:

•	want potential upside exposure to the constituents comprising the Reference Index;

•	believe that the level of the Reference Index will increase over the term of the Notes and that such increase will not exceed the Maximum Return.

•
are willing to risk the possible loss of their initial investment in the Notes in exchange for the opportunity to participate in the appreciation, if any, of the Reference Index of up to the Maximum Return; and

•	are willing to forgo income in the form of interest payments on the Notes or dividend payments on the constituents of the Reference Index.

The Notes may not be a suitable investment for investors who:

•	seek principal protection;

•	seek current income or dividend payments from their investment;

•	seek an investment that offers the possibility to fully participate in the potential appreciation of the Reference Index (since the return on the Notes is capped at the Maximum Return).

•	seek an investment with an active secondary market;

•	are unable or unwilling to hold the Notes until maturity; or

•	do not have a bullish view of the Reference Index over the term of the Notes.

What are the U.S. federal income tax consequences of investing in the Notes?

The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. We intend to treat the Notes for all tax purposes as pre-paid cash-settled executory contracts linked to the value of the Reference Index and, where required, to file information returns with the Internal Revenue Service in accordance with such treatment. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Assuming the Notes are treated as pre-paid cash-settled executory contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes). It is possible that certain of the components of the Reference Index could be treated as “pass-thru entities” for purposes of section 1260 of the Code, in which case the “constructive ownership” rules of section 1260 could cause a portion of any long-term capital gain that is recognized on sale, exchange, maturity, or other taxable disposition of the Notes to be treated as ordinary income and subject to an interest charge. Because of the uncertainty regarding the tax treatment of the Notes, we urge you to consult your tax advisor as to the tax consequences of your investment in a Note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations.”

Does ERISA impose any limitations on purchases of the Notes?

An employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including individual retirement accounts, individual retirement annuities or Keogh plans, a governmental or church plan subject to any similar law or any entity the assets of which are deemed to be “plan assets” under ERISA, Section 4975 of the Code, any applicable regulations or otherwise, will be permitted to purchase, hold and dispose of the Notes, subject to certain conditions. Such investors should carefully review the discussion under “Certain ERISA Considerations” in this pricing supplement before investing in the Notes.

RISK FACTORS

Your investment in the Notes involves a degree of risk similar to investing in the Reference Index. However, your ability to participate in the appreciation of the Reference Index is limited. The return on the Notes is capped at the Maximum Return. You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities. Prospective purchasers should recognize the possibility of a substantial loss with respect to their investment in the Notes. Prospective purchasers of the Notes should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Notes in light of their particular financial circumstances, the following risk factors and the other information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus. These risks include the possibility that the Reference Index will fluctuate, and the possibility that you will receive a substantially lower amount of principal than the amount you invested. We have no control over a number of matters that may affect the value of the Notes, including economic, financial, regulatory, geographic, judicial and political events, and that are important in determining the existence, magnitude, and longevity of these risks and their influence on the value of, or the payment made on, the Notes.

The Notes are not principal protected. At maturity, the Notes may pay less than the principal amount.

The Notes are not principal protected. If the Index Return is less than the Trigger Level, for each 1.00% difference between the Index Return and the Trigger Level, you will lose an amount of your Notes equal to the product of (i) 1.00% multiplied by (ii) the $1,000.00 principal amount of the Notes.

You will not receive any interest payments on the Notes. Your yield may be lower than the yield on a conventional debt security of comparable maturity.

You will not receive any periodic payments of interest or any other periodic payments on the Notes. On the Maturity Date, you will receive a payment per Note equal to the Cash Settlement Value. Thus, the overall return you earn on your Notes may be less than that you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate and is principal protected. For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

The trading value of the Notes will not necessarily be directly related to the level of the Reference Index.

Even if the level of the Reference Index increases above the Initial Index Level during the term of the Notes, the trading value of the Notes may not increase by the same amount. It is also possible for the Index Return to increase while the trading value of the Notes declines.

You must rely on your own evaluation of the merits of an investment linked to the Reference Index.

In the ordinary course of our business, we may from time to time express views on expected movements in the Reference Index and in the constituents comprising the Reference Index. These views may vary over differing time horizons and are subject to change without notice. Moreover, other professionals who deal in the equity or commodity markets may at any time have views that differ significantly from ours. In connection with your purchase of the Notes, you should investigate the Reference Index and the constituents that comprise the Reference Index and not rely on our views with respect to future movements in these industries and constituents. You should make such investigation as you deem appropriate as to the merits of an investment linked to the Reference Index.

Your yield will not reflect dividends or other distributions on the securities underlying the Reference Index.

The Reference Index does not reflect the payment of dividends or other distributions on its constituents. Therefore, the yield based on the Reference Index to the maturity of the Notes will not produce the same yield as if you had purchased such constituents and held them for a similar period. You should refer to the section “Description of the Notes” for a detailed description of the Notes prior to making an investment in the Notes.

Your return on the Notes will not exceed the Maximum Return over the term of the Notes, regardless of the positive percentage increase of the Final Index Level over the Initial Index Level.

If the Index Return is greater than or equal to half of the Maximum Return, the Cash Settlement Value will be capped. In such case, regardless of the extent to which the Final Index Level is greater than the Initial Index Level, for each Note you hold, we will pay you the sum of (a) $1,000.00 plus (b) the product of (i) the Maximum Return multiplied by (ii) $1,000.00. Under these circumstances, the Cash Settlement Value you receive at maturity will not fully reflect the performance of the Reference Index multiplied by the Upside Participation Rate.

Tax consequences.

Although we intend to treat the Notes for all tax purposes as pre-paid cash-settled executory contracts linked to the Reference Index, there is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain. In particular, it is possible that you will be required to recognize income for U.S. federal tax purposes with respect to the Notes prior to the sale, exchange or maturity of the Notes, and it is possible that any gain or income recognized with respect to the Notes will be treated as ordinary income rather than capital gain. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Please read carefully the section “Certain U.S. Federal Income Tax Considerations.”

Equity and commodity market risks may affect the trading value of the Notes and the amount you will receive at maturity.

We expect that the level of the Reference Index will fluctuate in accordance with changes in the financial condition of the constituents comprising the Reference Index, the level or price, as applicable, of the constituents comprising the Reference Index generally and other factors. The financial condition of the constituents comprising the Reference Index may become impaired or the general condition of the global equity or commodity markets may deteriorate, either of which may cause a decrease in the level of the Reference Index and thus in the value of the Notes. The Reference Index is susceptible to general equity and commodity market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the constituents comprising the Reference Index change. Investor perceptions regarding the constituents comprising the Reference Index are based on various and unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The level of the Reference Index is expected to fluctuate until the Maturity Date.

The historical performance of the Reference Index is not an indication of the future performance of the Reference Index.

The historical performance of the Reference Index, which is included in this pricing supplement, should not be taken as an indication of the future performance of the Reference Index. While the trading prices of the constituents comprising the Reference Index will determine the level of the Reference Index, it is impossible to predict whether the level of the Reference Index will fall or rise. Trading prices of the constituents comprising the Reference Index will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, political and other factors that can affect the capital markets generally and the trading markets on which the constituents are traded, and by various circumstances that can influence the prices of the constituents in a specific market segment or the price of a particular constituent.

The price at which you will be able to sell your Notes prior to maturity will depend on a number of factors, and may be substantially less than the amount you had originally invested.

If you wish to liquidate your investment in the Notes prior to maturity, your only alternative would be to sell them. At that time, there may be an illiquid market for Notes or no market at all. Even if you were able to sell your Notes, there are many factors outside of our control that may affect their trading value. We believe that the value of your Notes will be affected by the level and volatility of the Reference Index, whether the level of the Reference Index is greater than or equal to the Initial Index Level, changes in U.S. interest rates, the supply of and demand for the Notes and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price, if any, at which you will be able to sell your Notes prior to maturity may be substantially less than the amount you originally invested if, at such time, the level of the Reference Index is less than, equal to or not sufficiently above the Initial Index Level. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes. The following paragraphs describe the manner in which we expect the trading value of the Notes will be affected in the event of a change in a specific factor, assuming all other conditions remain constant.

•
Reference Index performance. We expect that the value of the Notes prior to maturity will depend substantially on whether the level of the Reference Index is greater than the Initial Index Level. If you decide to sell your Notes when the level of the Reference Index exceeds the Initial Index Level, you may nonetheless receive substantially less than the amount that would be payable at maturity based on that level of the Reference Index because of expectations that the level of the Reference Index will continue to fluctuate until the Final Index Level is determined. Economic, financial, regulatory, geographic, judicial, political and other developments that affect the securities in the Reference Index may also affect the level of the Reference Index and, thus, the value of the Notes.

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Volatility of the Reference Index. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Reference Index increases or decreases, the trading value of the Notes may be adversely affected. This volatility may increase the risk that the level of the Reference Index will decline, which could negatively affect the trading value of Notes. The effect of the volatility of the Reference Index on the trading value of the Notes may not necessarily decrease over time during the term of the Notes.

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Interest rates. We expect that the trading value of the Notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the Notes may decrease, and if U.S. interest rates decrease, the value of the Notes is expected to increase. Interest rates may also affect the economy and, in turn, the level of the Reference Index, which would affect the value of the Notes. Rising interest rates may lower the level of the Reference Index and, thus, the value of the Notes. Falling interest rates may increase the level of the Reference Index and, thus, the value of the Notes.

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Our credit ratings, financial condition and results of operations. Actual or anticipated changes in our current credit ratings, A2 by Moody’s Investor Service, Inc. and A by Standard & Poor’s Rating Services, as well as our financial condition or results of operations, may significantly affect the trading value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the level of the Reference Index, it is uncertain whether an improvement in our credit ratings, financial condition or results of operations will have a positive effect on the trading value of the Notes.

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Time remaining to maturity. A “time premium” results from expectations concerning the level of the Reference Index during the period prior to the maturity of the Notes. As the time remaining to the maturity of the Notes decreases, this time premium will likely decrease, potentially adversely affecting the trading value of the Notes. As the time remaining to maturity decreases, the trading value of the Notes may be less sensitive to the volatility of the Reference Index.

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Dividend yield. The value of the Notes may also be affected by the dividend yields on the constituents comprising the Reference Index. In general, because the Reference Index does not incorporate the value of dividend payments, higher dividend yields are expected to reduce the value of the Notes and, conversely, lower dividend yields are expected to increase the value of the Notes.

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Events involving the companies issuing the securities comprising certain of the Reference Indices. General economic conditions and earnings results of the companies whose stocks comprise the SPX and NDX, and real or anticipated changes in those conditions or results, may affect the trading value of the Notes. For example, some of the stocks included in the SPX and NDX may be affected by mergers and acquisitions, which can contribute to volatility of the applicable Reference Index. As a result of a merger or acquisition, one or more stocks in the applicable Reference Index may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the applicable Reference Index.

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Size and liquidity of the trading market. The Notes will not be listed on any securities exchange or quotation system, and we do not expect a trading market to develop. There may not be a secondary market in the Notes, which may affect the price that you receive for your Notes upon any sale prior to maturity. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive upon any sale of the Notes prior to maturity. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

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Inclusion of commission. The inclusion of commissions and projected profit from hedging in the original price of the Notes is likely to adversely affect secondary market prices. Assuming no change in the market conditions or any other relevant factors, the price, if any, at which Bear Stearns may be willing to purchase the Notes in secondary market transactions may be lower than the original price of the Notes, because the original price included, and secondary market prices are likely to exclude, commissions paid with respect to the Notes, as well as the projected profit included in the cost of hedging our obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by Bear Stearns as a result of dealer discounts, mark-ups or other transaction costs.

Bear Stearns has advised us that they intend, under ordinary market conditions, to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future, nor can we predict the price at which any such bids will be made.

The effect of one of the factors specified above may offset some or all of any change in the value of the Notes attributable to another factor.

You have no shareholder rights or rights to receive any stock.

Investing in the Notes will not make you a holder of any of the constituents comprising the Reference Index. Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to such constituents. The Cash Settlement Value, if any, will be paid in cash, and you will have no right to receive delivery of any constituents comprising the Reference Index.

The DJAIG may be affected by factors affecting international commodity markets.

The constituents underlying the DJAIG are subject to the risks of any investment in an index of commodities, including the risk that the general level of commodities prices may decline.

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The commodities futures markets are subject to temporary distortions, extreme price variations or other disruptions due to conditions of illiquidity in the markets, the participation of speculators, government regulation and intervention.

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Prices of commodities and commodity futures contracts may be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. Any such event could adversely affect the level of the DJAIG and, correspondingly, could adversely affect the value of the applicable Notes.

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Commodities prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of the U.S. dollar, interest rates and borrowing and lending rates relating to such commodity, global and regional economic, global industrial demand, financial, political, regulatory, judicial and other events, war (or the cessation thereof), development of substitute products, terrorism, weather, supply, price levels, global energy levels, production levels and production costs, delivery costs. Such political, economic and other developments that affect the DJAIG may also affect the value of the applicable Notes.

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The level of the DJAIG can fluctuate significantly due to supply and demand disruptions in major producing or consuming regions. Because the commodities underlying the DJAIG are produced in a limited number of countries and are controlled by a small number of producers, political, economic and supply related events in such countries could have a disproportionate impact on the levels of the DJAIG.

The Calculation Agent is one of our affiliates, which could result in a conflict of interest.

Bear Stearns will act as the Calculation Agent. The Calculation Agent will make certain determinations and judgments in connection with calculating the Final Index Level, or deciding whether a Market Disruption Event (as defined herein) has occurred. You should refer to the sections “Description of the Notes - Discontinuance of the Reference Index,” “- Adjustments to the Reference Index” and “- Market Disruption Events.” Because Bear Stearns is our affiliate, conflicts of interest may arise in connection with Bear Stearns performing its role as Calculation Agent. Rules and regulations regarding broker-dealers (such as Bear Stearns) require Bear Stearns to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. See the section “Description of the Notes - Calculation Agent.”

Our affiliates, including Bear Stearns, may, at various times, for their proprietary accounts and for other accounts under their management, engage in transactions involving the constituents comprising the Reference Index, exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Reference Index, individual futures contracts on the Reference Index and on constituents comprising the Reference Index, futures contracts on the Reference Index and/or options on these futures contracts. These transactions may influence the value of such constituents, and therefore the level of the Reference Index. BSIL, an affiliate of Bear Stearns, or one of its subsidiaries will also be the counterparty to the hedge of our obligations under the Notes. You should refer to the section “Use of Proceeds and Hedging.” Accordingly, under certain circumstances, conflicts of interest may arise between Bear Stearns’ responsibilities as Calculation Agent with respect to the Notes and its obligations under our hedge.

Changes that affect the calculation of the Reference Index will affect the trading value of the Notes and the amount you will receive at maturity.

The Sponsor is responsible for calculating and maintaining the Reference Index. The policies of the Sponsor concerning the calculation of the Reference Index will affect the level of the Reference Index and, therefore, will affect the trading value of the Notes and the Cash Settlement Value.

If the Sponsor discontinues or suspends calculation or publication of the Reference Index, it may become difficult to determine the trading value of the Notes or the Cash Settlement Value. If this occurs, the Calculation Agent will determine the value of the Notes. As a result, the Calculation Agent’s determination of the value of the Notes will affect the amount you will receive at maturity. In addition, if the Sponsor discontinues or suspends calculation of the Reference Index at any time prior to the Maturity Date and a Successor Index (as defined herein) is not available or is not acceptable to the Calculation Agent, then the Calculation Agent will determine the amount payable on the Maturity Date by reference to a group of constituents and a computation methodology that the Calculation Agent determines will (as closely as reasonably possible) replicate the Reference Index. The level of the Reference Index is only one of the factors that will affect this determination and the value of the Notes prior to maturity. See the sections “Description of the Notes - Discontinuance of the Reference Index” and “Description of the Reference Index.”

The Sponsor may change the companies underlying the Reference Index in a way that adversely affects the level of the Index and consequently the value of the Notes.

The Sponsor can add, delete or substitute the constituents comprising the Reference Index or make other methodological changes that could adversely change the level of the Reference Index, the Final Index Level and the value of the Notes. You should realize that changes in constituents comprising the Reference Index may affect the Reference Index, as a newly added constituent may perform significantly better or worse than the constituent or constituents it replaces.

We cannot control actions by any of the companies whose stocks are included in the Reference Indices.

Our common stock is a component of the SPX. However, we are not affiliated with any of the other companies whose stock underlies a Reference Index. Actions by any company whose stock is part of a Reference Index may have an adverse effect on the price of its stock, the Final Index Level, and the trading value of the Notes. These companies (other than us) are not involved in this offering and have no obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. These other companies will not receive any of the proceeds of this offering and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. These other companies are not involved with the administration, marketing or trading of the Notes and have no obligations with respect to the amount to be paid to you under the Notes on the Maturity Date.

We are not affiliated with any of the other companies included in any Reference Index and are not responsible for any disclosure by any such company. However, we may currently, or in the future, engage in business with such companies. Neither we nor any of our affiliates, including Bear Stearns, assumes any responsibility for the adequacy or accuracy of any publicly available information about the Reference Index or any company included in the Reference Index. You should make your own investigation into the Reference Index and the constituents comprising the Reference Index.

We and our affiliates have no affiliation with the Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated in any way with the Sponsor (except for the licensing arrangements discussed in the section “Description of the Reference Indices—License Agreement”) and have no ability to control or predict the Sponsor’s actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Reference Index. Neither we nor any or our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Reference Index or the Sponsor contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Reference Index and the Sponsor. The Sponsor is not involved in any way in the offering of the Notes and has no obligation to consider your interests as an owner of Notes when it takes any actions that might affect the value of the Notes.

Trading and other transactions by us or our affiliates could affect the prices of the constituents comprising the Reference Index, the level of the Reference Index, the trading value of the Notes or the amount you may receive at maturity.

We and our affiliates may from time to time buy or sell interests in the securities underlying a Reference Index or derivative or synthetic instruments related to those securities for our own accounts in connection with our normal business practices or in connection with hedging our obligations under the Notes and other instruments. These trading activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers and in accounts under our management. The transactions could affect the prices of those securities or the level of the Reference Index in a manner that would be adverse to your investment in the Notes. See the section “Use of Proceeds and Hedging.”

The original issue price of the Notes includes the cost of hedging our obligations under the Notes. Such cost includes BSIL’s expected cost of providing such hedge and the profit BSIL expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Bear Stearns will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Bear Stearns as a result of transaction costs. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

Hedging activities we or our affiliates may engage in may affect the level of the Reference Index, including the Final Index Level, and, accordingly, increase or decrease the trading value of the Notes prior to maturity and the Cash Settlement Value you would receive at maturity. To the extent that we or any of our affiliates has a hedge position in any of the securities that comprise the Reference Index, or derivative or synthetic instruments related to those securities or the Reference Index, we or any of our affiliates may liquidate a portion of such holdings at or about the time of the maturity of the Notes or at or about the time of a change in the securities that underlie the Reference Index. Depending on, among other things, future market conditions, the aggregate amount and the composition of such hedge positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that any of those activities will have a material effect on the level of the Reference Index, we cannot assure you that these activities will not affect such level and the trading value of the Notes prior to maturity or the Cash Settlement Value payable at maturity.

In addition, we or any of our affiliates may purchase or otherwise acquire a long or short position in the Notes. We or any of our affiliates may hold or resell the Notes. We or any of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future.

Research reports and other transactions may create conflicts of interest between you and us.

We or one or more of our affiliates have published, and may in the future publish, research reports on the Reference Index or the constituents comprising the Reference Index. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market price of constituents comprising the Reference Index and, therefore, the Final Index Level and the value of the Notes.

We or any of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to the Reference Index. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the Notes.

We and our affiliates, at present or in the future, may engage in business with the companies issuing the securities included in the Reference Index, including making loans to, equity investments in, or providing investment banking, asset management or other advisory services to those companies. In connection with these activities, we may receive information about those companies that we will not divulge to you or other third parties.

The Cash Settlement Value you receive on the Notes may be delayed or reduced upon the occurrence of a Market Disruption Event, or an Event of Default.

If the Calculation Agent determines that, on the Calculation Date, a Market Disruption Event has occurred or is continuing, the determination of the level of the Reference Index and therefore the determination of the Cash Settlement Value by the Calculation Agent may be deferred. You should refer to the section “Description of the Notes - Market Disruption Events.”

If the Calculation Agent determines that an Event of Default (as defined below) has occurred, a holder of the Notes will only receive an amount equal to the trading value of the Notes on the date of such Event of Default, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying hedging or funding arrangements, all as determined by the Calculation Agent. You should refer to the section “Description of the Notes—Event of Default and Acceleration.”

You should decide to purchase the Notes only after carefully considering the suitability of the Notes in light of your particular financial circumstances. You should also carefully consider the tax consequences of investing in the Notes. You should refer to the section “Certain U.S. Federal Income Tax Considerations” and discuss the tax implications with your own tax advisor.

DESCRIPTION OF THE NOTES

The following description of the Notes (referred to in the accompanying prospectus supplement as the “Other Indexed Notes”) supplements the description of the Notes in the accompanying prospectus supplement and prospectus. This is a summary and is not complete. You should read the indenture, dated as of May 31, 1991, as amended (the “Indenture”), between us and The Bank of New York as successor in interest to JPMorgan Chase Bank, N.A., as trustee (the “Trustee”). A copy of the Indenture is available as set forth under the section of the prospectus “Where You Can Find More Information.”

General

The Notes are part of a single series of debt securities under the Indenture described in the accompanying prospectus supplement and prospectus designated as Medium-Term Notes, Series B. The Notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt, including the other debt securities issued under the Indenture. Because we are a holding company, the Notes will be structurally subordinated to the claims of creditors of our subsidiaries.

The aggregate principal amount of the Notes will be $[●]. The Notes are expected to mature on the date set forth in the “Summary of Terms” table in the section entitled “Key Terms” herein, and do not provide for earlier redemption. The Notes will be issued only in fully registered form, and in minimum denominations of $1,000.00; provided, however, that the minimum purchase for any purchaser domiciled in a member state of the European Economic Area shall be $100,000.00. Initially, the Notes will be issued in the form of one or more global securities registered in the name of DTC or its nominee, as described in the accompanying prospectus supplement and prospectus. When we refer to Note or Notes in this pricing supplement, we mean $1,000.00 principal amount of Notes. The Notes will not be listed on any securities exchange or quotation system.

You should refer to the section “Certain U.S. Federal Income Tax Considerations” for a discussion of certain federal income tax considerations to you as a holder of the Notes.

Future Issuances

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuances will increase the aggregate principal amount of the outstanding Notes of this series, plus the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to any 30-day option we grant to Bear Stearns. The prices of any additional offerings will be determined at the time of pricing of each offering, which will be a function of the prevailing market conditions and level of the Reference Index at the time of the relevant sale.

Interest

We will not make any periodic payments of interest on the Notes. The only payment you will receive, if any, will be the Cash Settlement Value upon the maturity of the Notes.

Payment at Maturity

Your investment may result in a loss because the Notes are not principal protected. On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the Index Return. The Cash Settlement Value, per Note, will be calculated as follows:

(a) if the Index Return is greater than zero, the Cash Settlement Value will be equal to the $1,000.00 principal amount of the Note plus the product of $1,000.00 multiplied by the lesser of (i) the Upside Participation Rate (200.00%) multiplied by the Index Return; and (ii) the Maximum Return for the Notes as set forth in the “Summary of Terms”;

(b) if the Index Return is less than or equal to zero but greater than or equal to the Trigger Level, the Cash Settlement Value will be equal to the $1,000.00 principal amount of the Note; or

(c) if the Index Return is less than the Trigger Level, then the Cash Settlement Value for each Note will be equal to the $1,000.00 principal amount minus 1.00% of the $1,000.00 principal amount for each percentage point that the Index Return is less than the Trigger Level.

The “Index Return” will equal the quotient of (a) the Final Index Level minus the Initial Index Level, divided by (b) the Initial Index Level.

The “Upside Participation Rate” equals 200.00%.

The “Initial Index Level” with respect to SPX, equals [●], the closing level of the SPX on [●], 2008, as determined by the Calculation Agent; with respect to NDX, equals [●],the closing level of the NDX on [●], 2008, as determined by the Calculation Agent; with respect to DJAIG, equals [●], the closing level of the DJAIG on [●], 2008, as determined by the Calculation Agent.

The “Final Index Level” will be determined by the Calculation Agent and will equal the closing level of the Reference Index on the Calculation Date.

The “Calculation Date” with respect to SPX is [●], 2009; with respect to NDX is [●], 2009; and with respect to DJAIG is [●], 2009 unless such date is not an Index Business Day, in which case the Calculation Date shall be the next Index Business Day. The Calculation Date is subject to adjustment as described under “Description of the Notes - Market Disruption Events.”

The “Maturity Date” with respect SPX is expected to be [●]; with respect to NDX is expected to be [●]; and with respect to DJAIG is expected to be [●] unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If the Calculation Date is adjusted due to the occurrence of a Market Disruption Event, the Maturity Date will be three Business Days following the adjusted Calculation Date.

An “Index Business Day” means any day on which the Relevant Exchange (as defined herein) and each Related Exchange (as defined herein) are scheduled to be open for trading.

A “Business Day” means any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

Illustrative Examples

The following tables and graphs are for illustrative purposes and are not indicative of the future performance of the Reference Index or the future value of the Notes.

Because the level of the Reference Index may be subject to significant fluctuation over the term of the Notes, it is not possible to present a chart or table illustrating the complete range of all possible Cash Settlement Values. Therefore, the examples do not purport to be representative of every possible scenario concerning increases or decreases in the Reference Index during the term of the Notes. You should not construe these examples or the data included in any table or graph below as an indication or assurance of the expected performance of the Notes. Numbers used in these examples may be rounded for ease of use.

You can review the historical levels of the Reference Index in the section of this pricing supplement called “Description of the Reference Indices.” The historical performance of the Reference Index included in this pricing supplement should not be taken as an indication of the future performance of the Reference Index during the term of the Notes. It is impossible to predict whether the Final Index Level will be greater than or less than the Initial Index Level.

The examples demonstrating the hypothetical Cash Settlement Value of a Note are based on the following assumptions:

•	Investor purchases $1,000.00 aggregate principal amount of Notes at the initial public offering price of $1,000.00.

•	Investor holds the Notes to maturity.

•	The Initial Index Level is equal to 1,350.00.

•	The Maximum Return on the Notes is 23.00%, or $1,230.00 per Note.

•	The Upside Participation Rate is 200.00%.

•	The Trigger Level is -10.00%.

•	All returns are based on a 13-month term; pre-tax basis.

•	No Market Disruption Events occur during the term of the Notes.

Example 1: The Index Return is positive and the Cash Settlement Value is capped at $1,230.00.

In this example, the Reference Index rises over the term of the Notes. On the Calculation Date, the Final Index Level is 1,890.00, representing an Index Return of 40.00%, as calculated below:

Because the Index Return is positive, the Cash Settlement Value will be equal to the $1,000.00 principal amount of the Notes plus the product of $1,000.00 multiplied by the lesser of (i) the Upside Participation Rate (200.00%) multiplied by the Index Return; and (ii) the Maximum Return for the Notes. In this example, since the Index Return is greater than 11.50% and the product of the Index Return and 200% is greater than the Maximum Index Return, the Cash Settlement Value on the Maturity Date would be capped at $1,230.00, which provides the Maximum Return on the Notes of 23.00%. This example illustrates the fact that the return on your Notes will be limited to the Maximum Return on the Notes of 23.00%.

Example 2: The Index Return is positive and the Cash Settlement Value is not subject to the Maximum Return.

In this example, the Reference Index rises over the term of the Notes. On the Calculation Date, the Final Index Level is 1,485.00, representing an Index Return of 10.00%, as calculated below.

Because the Index Return is equal to 10.00% (which, after being multiplied by the Upside Participation Rate, is less than the Maximum Return of 23.00%), the Cash Settlement Value would be $1,200.00, as calculated below.

= $1,000.00 + ($1,000.00 x Upside Participation Rate x Fund Return)
= $1,000.00 + ($1,000.00 x 200.00% x 10.00%)
= $1,000.00 + $200.00
= $1,200.00

In this example, the level of the Reference Index rises 10.00% over the term of the Notes. However, you would benefit from the Upside Participation Rate and your return on investment would be 20.00%.

Example 3: The Index Return is negative, but is greater than the Trigger Level.

In this example, the Reference Index declines over the term of the Notes. On the Calculation Date, the Final Index Level is 1,242.00, representing an Index Return of 8.00%, as calculated below.

Since the Index Return is negative but is greater than the Trigger Level of -10.00%, the Cash Settlement Value would equal the $1,000.00 principal amount of the Note.

In this example, the level of the Reference Index decreases 8.00% over the term of the Notes, and your return on investment would be 0.00%.

Example 4: The Index Return is negative and is less than the Trigger Level of -10.00%.

In this example, the Reference Index declines over the term of the Notes. On the Calculation Date, the Final Index Level is 945.00, representing an Index Return of -30.00%, as calculated below:

In this example, where the Index Return is less than the Trigger Level of -10.00%, the Cash Settlement Value payable at maturity would be $800.00 because the Cash Settlement Value for each Note is equal to the $1,000.00 principal amount minus 1.00% of the $1,000.00 principal amount for each percentage point that the Index Return is less than the Trigger Level. In this example, the Index Return is -30.00%. Therefore, you will suffer a 20% loss and receive 80% of the principal amount of your investment at maturity. This example demonstrates that if the Index Return is less than the Trigger Level of -10.00%, you will lose some or possibly up to 90.00% of your initial investment in the Notes.

Summary of Examples 1 Through 4
Reflecting the Cash Settlement Value

	Example 1	Example 2	Example 3	Example 4
Initial Index Level	1,350.00	1,350.00	1,350.00	1,350.00
Hypothetical Final Index Level	1,890.00	1,485.00	1,242.00	945.00
Value of Final Index Level relative to the Initial Index Level	Higher	Higher	Lower	Lower
Principal fully repaid?	Yes	Yes	Yes	No
Cash Settlement Value per Note	$1,230.00	$1,200.00	$1,000.00	$800.00

Table of Hypothetical Cash Settlement Values

Initial Index Level	Final Index Level	Index Return	Cash Settlement Value Per Note	Return if Held to Maturity	Initial Index Level	Final Index Level	Index Return	Cash Settlement Value Per Note	Return if Held to Maturity
1,350.00	1,728.00	+28.00%	$1,230.00	23.00%	1,350.00	1,336.50	-1.00%	$1000.00	0.00%
1,350.00	1,714.50	+27.00%	$1,230.00	23.00%	1,350.00	1,327.00	-2.00%	$1000.00	0.00%
1,350.00	1,701.00	+26.00%	$1,230.00	23.00%	1,350.00	1,309.50	-3.00%	$1000.00	0.00%
1,350.00	1,687.50	+25.00%	$1,230.00	23.00%	1,350.00	1,296.00	-4.00%	$1000.00	0.00%
1,350.00	1,674.00	+24.00%	$1,230.00	23.00%	1,350.00	1,282.50	-5.00%	$1000.00	0.00%
1,350.00	1,660.50	+23.00%	$1,230.00	23.00%	1,350.00	1,269.00	-6.00%	$1000.00	0.00%
1,350.00	1,647.00	+22.00%	$1,230.00	23.00%	1,350.00	1,255.50	-7.00%	$1000.00	0.00%
1,350.00	1,633.50	+21.00%	$1,230.00	23.00%	1,350.00	1,242.00	-8.00%	$1000.00	0.00%
1,350.00	1,620.00	+20.00%	$1,230.00	23.00%	1,350.00	1,228.50	-9.00%	$1000.00	0.00%
1,350.00	1,606.50	+19.00%	$1,230.00	23.00%	1,350.00	1,215.00	-10.00%	$1000.00	0.00%
1,350.00	1,593.00	+18.00%	$1,230.00	23.00%	1,350.00	1,201.50	-11.00%	$990.00	-1.00%
1,350.00	1,579.50	+17.00%	$1,230.00	23.00%	1,350.00	1,188.00	-12.00%	$980.00	-2.00%
1,350.00	1,566.00	+16.00%	$1,230.00	23.00%	1,350.00	1,174.50	-13.00%	$970.00	-3.00%
1,350.00	1,552.50	+15.00%	$1,230.00	23.00%	1,350.00	1,161.00	-14.00%	$960.00	-4.00%
1,350.00	1,539.00	+14.00%	$1,230.00	23.00%	1,350.00	1,147.50	-15.00%	$950.00	-5.00%
1,350.00	1,525.50	+13.00%	$1,230.00	23.00%	1,350.00	1,134.00	-16.00%	$940.00	-6.00%
1,350.00	1,512.00	+12.00%	$1,230.00	23.00%	1,350.00	1,120.50	-17.00%	$930.00	-7.00%
1,350.00	1,498.50	+11.00%	$1,220.00	22.00%	1,350.00	1,107.00	-18.00%	$920.00	-8.00%
1,350.00	1,485.00	+10.00%	$1,200.00	20.00%	1,350.00	1,093.50	-19.00%	$910.00	-9.00%
1,350.00	1,471.50	+9.00%	$1,180.00	18.00%	1,350.00	1,080.00	-20.00%	$900.00	-10.00%
1,350.00	1,458.00	+8.00%	$1,160.00	16.00%	1,350.00	1,066.50	-21.00%	$890.00	-11.00%
1,350.00	1,444.50	+7.00%	$1,140.00	14.00%	1,350.00	1,053.00	-22.00%	$880.00	-12.00%
1,350.00	1,431.00	+6.00%	$1,120.00	12.00%	1,350.00	1,039.50	-23.00%	$870.00	-1300%
1,350.00	1,417.50	+5.00%	$1,100.00	10.00%	1,350.00	1,026.00	-24.00%	$860.00	-14.00%
1,350.00	1,404.00	+4.00%	$1,080.00	8.00%	1,350.00	1,012.50	-25.00%	$850.00	-15.00%
1,350.00	1,390.50	+3.00%	$1,060.00	6.00%	1,350.00	999.00	-26.00%	$840.00	-16.00%
1,350.00	1,377.00	+2.00%	$1,040.00	4.00%	1,350.00	985.50	-27.00%	$830.00	-17.00%
1,350.00	1,363.50	+1.00%	$1,020.00	2.00%	1,350.00	972.00	-28.00%	$820.00	-18.00%
1,350.00	1,350.00	0.00%	$1,000.00	0.00%	1,350.00	958.50	-29.00%	$810.00	-19.00%

Discontinuance of the Reference Index

If the Sponsor discontinues publication of or otherwise fails to publish the Reference Index and such Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines to be comparable to the discontinued Reference Index (such index being referred to herein as a “Successor Index”), then the Final Index Level for such Reference Index will be determined by reference to the level of such Successor Index at the close of trading on the relevant exchanges or markets for the Successor Index on the date as of which such Final Index Level for such Reference Index is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee. If a Successor Index is selected by the Calculation Agent, the Successor Index will be used as a substitute for the Reference Index for all purposes, including for purposes of determining whether a Market Disruption Event exists with respect to the Reference Index.

If the Reference Index is discontinued or if the Sponsor fails to publish the Reference Index prior to, and such discontinuance is continuing on, the Calculation Date and the Calculation Agent determines that no Successor Index is available at such time, then in connection with its calculation of the Cash Settlement Value, the Calculation Agent will determine the level to be used for the Final Index Level for the Reference Index. The level to be used for the Final Index Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Reference Index last in effect prior to the discontinuance, failure or modification but using only those securities that comprised the Reference Index immediately prior to that discontinuance, failure or modification. In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Reference Index may adversely affect the value of, and trading in, the Notes.

Adjustments to the Reference Index

If at any time the method of calculating the Reference Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Reference Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the level of the Reference Index or such Successor Index had such changes or modifications not been made, then, for purposes of calculating the Initial Index Level, the Final Index Level or the Cash Settlement Value or making any other determinations as of or after such time, the Calculation Agent will make such calculations and adjustments as the Calculation Agent determines may be necessary in order to arrive at a level of an index comparable to the Reference Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Cash Settlement Value (including the components thereof) with reference to such Reference Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Reference Index or a Successor Index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a level for the Reference Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred). In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee.

In the event that, on the Calculation Date, the Reference Index is not calculated by the Sponsor but is calculated by a third party acceptable to the Calculation Agent, the Calculation Agent will use such third party’s calculation as its reference for determining the level of the Reference Index.

Market Disruption Events

If there is a Market Disruption Event on the Calculation Date, the Final Index Level will be determined on the first succeeding Index Business Day on which there is no Market Disruption Event. In no event, however, will the Calculation Date be a date that is postponed by more than three Index Business Days following the original date that, but for the Market Disruption Event, would have been the Calculation Date. In that case, the third Index Business Day will be deemed to be the Calculation Date, notwithstanding the Market Disruption Event, and the Calculation Agent will determine the Final Index Level on that third Index Business Day in accordance with the formula for and method of calculating the Reference Index in effect prior to the Market Disruption Event using the price of each security in the Reference Index on the primary exchange or trading system on which such security is then listed or admitted to trading (or, if trading in any such security has been materially suspended or materially limited, the Calculation Agent’s estimate of the price that would have prevailed on the primary exchange or trading system on which such security is then listed or admitted to trading but for such suspension or limitation) as of that third Index Business Day.

A “Market Disruption Event” means the occurrence or existence at any time of a condition specified below that the Calculation Agent determines to be material:

(a) any suspension of or limitation imposed on trading by any Relevant Exchange or Related Exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by the Relevant Exchanges or Related Exchanges or otherwise, (A) relating to any security underlying the Reference Index or (B) in futures or options contracts relating to the Reference Index on any Related Exchange;

(b) any event (other than an event described in (c) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for or relating to any security underlying the Reference Index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the Reference Index on any Related Exchange;

(c) the closure on any Index Business Day of any Relevant Exchange relating to any security underlying the Reference Index or any Related Exchange prior to its weekday closing time, without regard to after hours or any other trading outside of the regular trading session hours, unless such earlier closing time is announced by such Relevant Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Relevant Exchange or Related Exchange on such Index Business Day for such Relevant Exchange or Related Exchange and (ii) the submission deadline for orders to be entered into the Relevant Exchange system for execution at the close of trading on such Index Business Day for such Relevant Exchange or Related Exchange; or

(d) any Index Business Day on which any Relevant Exchange or Related Exchange fails to open for trading during its regular trading session.

“Related Exchange” means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Reference Index.

“Relevant Exchange” means the primary exchange or market of trading of any security then included in the Reference Index.

“Index Business Day” means any day on which the Relevant Exchange and each Related Exchange are scheduled to be open for trading.

For purposes of the above definition:

(a) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange, and

(b) for purposes of clause (a) above, any limitations on trading during significant market fluctuations, under NYSE Rule 80B, Rule 4120 of the FINRA Conduct Rules or any analogous rule or regulation enacted or promulgated by the NYSE, FINRA or any other self regulatory organization or the SEC of similar scope as determined by the Calculation Agent, will be considered “material.”

Redemption; Defeasance

The Notes are not subject to redemption before maturity, and are not subject to the defeasance provisions described in the section “Description of Debt Securities - Defeasance” in the accompanying prospectus.

Events of Default and Acceleration

If an Event of Default (as defined in the accompanying prospectus) with respect to any Notes has occurred and is continuing, then the amount payable to you, as a holder of a Note, upon any acceleration permitted by the Notes will be equal to the Cash Settlement Value as though the date of early repayment were the Maturity Date of the Notes, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying or related hedging or funding arrangements, all as determined by the Calculation Agent. If a bankruptcy proceeding is commenced in respect of us, the claims of the holder of a Note may be limited under Title 11 of the United States Code.

Same-Day Settlement and Payment

Settlement for the Notes will be made by Bear Stearns in immediately available funds. Payments of the Cash Settlement Value will be made by us in immediately available funds, so long as the Notes are maintained in book-entry form.

Calculation Agent

The Calculation Agent for the Notes will be Bear Stearns. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us and the holders of the Notes, absent manifest error and provided the Calculation Agent shall be required to act in good faith in making any determination. Manifest error by the Calculation Agent, or any failure by it to act in good faith in making a determination adversely affecting the payment of the Cash Settlement Value or interest or principal to holders of the Notes, would entitle the holders, or the Trustee acting on behalf of the holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make any determination, the Calculation Agent will notify us and the Trustee, who will provide notice to the registered holders of the Notes.

DESCRIPTION OF THE REFERENCE INDICES

The S&P 500® Index (“SPX”)

We have derived all information relating to the SPX, including, without limitation, its make-up, performance, method of calculation and changes in its composition, from publicly available sources. That information reflects the policies of and is subject to change by Standard & Poor’s. Standard & Poor’s is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

Standard & Poor’s publishes the SPX. The SPX is a capitalization-weighted index and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of March 4, 2008, shares of 424 companies included in the SPX are traded on the New York Stock Exchange and shares of 76 companies included in the SPX are traded on The NASDAQ Global Select Market or the NASDAQ Global Market (collectively, the “NASDAQ”). Standard & Poor’s chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange (the “NYSE”), which Standard & Poor’s uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the SPX with the number of companies included in each group, as of March 4, 2008, indicated in parenthesis: Industrials (56), Utilities (31), Telecommunication Services (9), Materials (28), Information Technology (71), Energy (36), Consumer Staples (39), Consumer Discretionary (87), Health Care (51) and Financials (92). Changes in the SPX are reported daily in the financial pages of many major newspapers, on the Bloomberg Professional® service (“Bloomberg”) under the symbol “SPX” and on the Standard & Poor’s website (http://www.sandp.com). Information contained in the Standard & Poor’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. The SPX does not reflect the payment of dividends on the stocks included in the SPX.

Computation of the SPX

Standard & Poor’s currently computes the SPX as of a particular time as follows:

(i) the product of the market price per share and the number of then outstanding shares of each Reference Index stock as determined as of that time (referred to as the “market value” of that stock);

(ii) the market values of all Reference Index stocks as of that time are aggregated;

(iii) the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(iv) the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “Base Value”);

(v) the current aggregate market value of all Reference Index stocks is divided by the Base Value; and

(vi) the resulting quotient, expressed in decimals, is multiplied by ten.

While Standard & Poor’s currently employs the above methodology to calculate the SPX, no assurance can be given that Standard & Poor’s will not modify or change this methodology in a manner that may affect the performance of the SPX.

Standard & Poor’s adjusts the foregoing formula to offset the effects of changes in the market value of a Reference Index stock that are determined by Standard & Poor’s to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,

•	the granting to shareholders of rights to purchase additional shares of stock,

•	the purchase of shares by employees pursuant to employee benefit plans,

•	consolidations and acquisitions,

•	the granting to shareholders of rights to purchase other securities of the company,

•	the substitution by Standard & Poor’s of particular Reference Index stocks in the SPX, and

•	other reasons.

In these cases, Standard & Poor’s first recalculates the aggregate market value of all Reference Index stocks, after taking account of the new market price per share of the particular Reference Index stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all Reference Index stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the SPX.

In addition, Standard & Poor’s’ standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the SPX and an Index Reference Index’s market value.

License Agreement with Standard and Poor’s

The Company has entered or expects to enter into a non-exclusive license agreement with Standard & Poor’s providing for the license to us, in exchange for a fee, of the right to use the SPX, which is owned and published by Standard & Poor’s, in connection with certain securities, including the Notes.

The license agreement between Standard & Poor’s and us provides that the following language must be set forth in this pricing supplement.

“The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s. Standard & Poor’s makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. Standard & Poor’s only relationship to us is the licensing of certain trademarks, trade names and service marks of Standard & Poor’s and of the SPX, which is determined, composed and calculated by Standard & Poor’s without regard to us or the Notes. Standard & Poor’s has no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing, or calculating the SPX. Standard & Poor’s is not responsible for and has not participated in the determination of the timing of, prices at which Notes are sold, or quantities of the Notes to be issued or in the determination or calculation of the amount payable at maturity. Standard & Poor’s has no obligation or liability in connection with the administration, marketing, or trading of the Notes.

Standard & Poor’s does not guarantee the accuracy or the completeness of the SPX or any data included therein and Standard & Poor’s shall have no liability for any errors, omissions, or interruptions therein. Standard & Poor’s makes no warranty, express or implied, as to results to be obtained by us, owners of the Notes, or any other person or entity from the use of the SPX or any data included therein. Standard & Poor’s makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the SPX or any data included therein. Without limiting any of the foregoing, in no event shall Standard & Poor’s have any liability for any lost profits or indirect, punitive, special, or consequential damages or losses, even if notified of the possibility thereof. There are no third party beneficiaries or any agreements or arrangements between Standard & Poor’s and the Company.”

Historical Data on the SPX

The following table sets forth the month-end closing index levels of the SPX for each month in the period from January 1998 through February 2008. The SPX’s closing index levels listed below were obtained from Bloomberg, without independent verification by the Company. The historical values of the SPX should not be taken as an indication of future performance, and no assurance can be given that the level of the SPX will increase relative to its the Initial Index Level during the term of the Notes.

The closing index level of the SPX on March 4, 2008 was 1,326.75.

Month-End Closing Index Levels: January 1998 -February 2008

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
January	980.28	1,279.64	1,394.46	1,366.01	1,130.20	855.70	1,131.13	1,181.27	1,280.08	1,438.24	1,378.55
February	1,049.34	1,238.33	1,366.42	1,239.94	1,106.73	841.15	1,144.94	1,203.60	1,280.66	1,406.82	1,330.36
March	1,101.75	1,286.37	1,498.58	1,160.33	1,147.39	848.18	1,126.21	1,180.59	1,294.83	1,420.86
April	1,111.75	1,335.18	1,452.43	1,249.46	1,076.92	916.92	1,107.30	1,156.85	1,310.61	1,482.37
May	1,090.82	1,301.84	1,420.60	1,255.82	1,067.14	963.59	1,120.68	1,191.50	1,270.09	1,530.62
June	1,133.84	1,372.71	1,454.60	1,224.42	989.82	974.50	1,140.84	1,191.33	1,270.20	1,503.35
July	1,120.67	1,328.72	1,430.83	1,211.23	911.62	990.31	1,101.72	1,234.18	1,276.66	1,455.27
August	957.28	1,320.41	1,517.68	1,133.58	916.07	1,008.01	1,104.24	1,220.33	1,303.82	1,473.99
September	1,017.01	1,282.71	1,436.51	1,040.94	815.28	995.97	1,114.58	1,228.81	1,335.85	1,526.75
October	1,098.67	1,362.93	1,429.40	1,059.78	885.76	1,050.71	1,130.20	1,207.01	1,377.94	1,549.38
November	1,163.63	1,388.91	1,314.95	1,139.45	936.31	1,058.20	1,173.82	1,249.48	1,400.63	1,481.14
December	1,229.23	1,469.25	1,320.28	1,148.08	879.82	1,111.92	1,211.92	1,248.29	1,418.30	1,468.36

The following graph illustrates the historical performance of the SPX based on the closing level on the last Index Business Day of each month from January 1998 to February 2008.

The Nasdaq-100 Index® (“NDX”)

We have derived all information relating to the Index, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of, and is subject to change by the Nasdaq Stock Market, Inc. (“Nasdaq”). Nasdaq is under no obligation to continue to publish, and may discontinue or suspend the publication of the Index at any time. We make no representation or warranty as to the accuracy or completeness of any information relating to the NDX.

The NDX is determined and calculated by Nasdaq and was developed and first published in January 1985 by Nasdaq. The NDX is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on The NASDAQ Stock Market LLC. The NDX constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups. At any moment in time, the value of the NDX equals the aggregate value of the then-current NDX share weights of each of the NDX component securities, which are based on the total shares outstanding of each such NDX component security, multiplied by each such security’s respective last sale price on The NASDAQ Stock Market LLC (which may be the official closing price published by The NASDAQ Stock Market LLC), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported NDX value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for NDX reporting purposes.

To be eligible for inclusion in the NDX, a security must be traded on the The NASDAQ Stock Market LLC and meet the other eligibility criteria, including the following: the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing), the security must be of a non-financial company; only one class of security per issuer is allowed; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares; the security must have “seasoned” on The NASDAQ Stock Market LLC or another recognized market (generally a company is considered to be seasoned by Nasdaq if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); if the security would otherwise qualify to be in the top 25% of the securities included in the NDX by market capitalization for the six prior consecutive month ends, then a one-year “seasoning” criteria would apply; if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading; the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company have indicated cannot be currently relied upon; and the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on The NASDAQ Stock Market LLC within the next six months.

In addition, to be eligible for continued inclusion in the NDX, the following criteria apply: the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing); the security must be of a non-financial company; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares; if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading; the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company have indicated cannot be currently relied upon; and the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NDX at each month end. In the event a company does not meet this criterion for two consecutive month ends, it will be removed from the NDX effective after the close of trading on the third Friday of the following month.

The securities in the NDX are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions. Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, such change is made to the NDX on the evening prior to the effective date of such corporate action or as soon as practical thereafter. Otherwise, if the change in total shares outstanding is less than 5.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the NASDAQ-100 Index® share weights for such NDX component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in such NDX component securities.

Additionally, Nasdaq may periodically (ordinarily, several times per quarter) replace one or more component securities in the NDX due to mergers, acquisitions, bankruptcies or other market conditions, or due to delisting if an issuer chooses to list its securities on another marketplace, or if the issuers of such component securities fail to meet the criteria for continued inclusion in the NDX.

The NDX share weights are also subject, in certain cases, to a rebalancing. Ordinarily, whenever there is a change in the NDX share weights or a change in a component security included in the NDX, Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the NDX which might otherwise be caused by such change.

Annual Ranking Review

The NDX component securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, the “Annual Ranking Review”. Securities listed on The NASDAQ Stock Market LLC which meet the eligibility criteria described above are ranked by market value using closing prices as of the end of October and publicly available total shares outstanding as of the end of November. NDX-eligible securities which are already in the NDX and which are in the top 150 eligible securities (based on market value) are retained in the NDX provided that such security was ranked in the top 100 eligible securities as of the previous year’s ranking review. Securities not meeting such criteria are replaced. The replacement securities chosen are the largest market capitalization NDX-eligible securities not currently in the NDX. Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year a NDX component security is no longer traded on Nasdaq, or is otherwise determined by Nasdaq to become ineligible for continued inclusion in the NDX, the security will be replaced with the largest market capitalization security not currently in the NDX and meeting the NDX eligibility criteria listed above.

Rebalancing of the NDX for Modified Capitalization-weighted Methodology

Effective after the close of trading on December 18, 1998, the NDX has been calculated under a “modified capitalization-weighted” methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the NDX by a few large stocks); (3) reduce NDX performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest NDX component securities from necessary weight re-balancings.

Under the methodology employed, on a quarterly basis coinciding with Nasdaq’s quarterly scheduled weight adjustment procedures described above, the NDX component securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NDX (i.e., as a 100-stock index, the average percentage weight in the NDX is 1.0%).

Such quarterly examination will result in a NDX rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization NDX component security must be less than or equal to 24.0% and (2) the “collective weight” of those NDX component securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the NDX.

If either one or both of these weight distribution requirements are not met upon quarterly review or Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed in accordance with the following plan. First, relating to weight distribution requirement (1) above, if the current weight of the single largest NDX component security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest NDX component security to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those NDX component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the “collective weight,” so adjusted, to be set to 40.0%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above re-scalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average NDX weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that the smaller the NDX component security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NDX.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

Then, to complete the rebalancing procedure, once the final percent weights of each NDX component security are set, the NDX share weights will be determined anew based upon the last sale prices and aggregate capitalization of the NDX at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December. Changes to the NDX share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the NDX divisor will be made to ensure continuity of the NDX. Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current NDX share weights. However, Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the NDX components. In such instances, Nasdaq would announce the different basis for rebalancing prior to its implementation.

Historical Data on the NDX

The following table sets forth the month-end closing index levels of the NDX for each month in the period from January 1998 through February 2008. The NDX closing index levels listed below were obtained from the Bloomberg, without independent verification by the Company. The historical values of the NDX should not be taken as an indication of future performance, and no assurance can be given that the level of the NDX will increase relative to its Initial Index Level during the term of the Notes.

The closing level of the NDX on March 4, 2008 was 1,743.70.

Month-End Closing Levels: January 1998 - February 2008

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
January	1,071.13	2,127.19	3,570.05	2,593.00	1,550.17	983.05	1,493.08	1,519.63	1,710.75	1,792.28	1,841.42
February	1,194.13	1,925.28	4,266.94	1,908.32	1,359.22	1,009.74	1,470.38	1,511.02	1,670.57	1,761.65	1,745.27
March	1,220.66	2,106.39	4,397.84	1,573.25	1,452.81	1,018.66	1,438.41	1,482.53	1,703.66	1,772.36
April	1,248.12	2,136.39	3,773.18	1,855.15	1,277.07	1,106.06	1,401.36	1,420.79	1,700.71	1,867.75
May	1,192.07	2,089.70	3,324.08	1,799.89	1,208.34	1,197.89	1,466.22	1,542.63	1,579.58	1,928.19
June	1,337.34	2,296.77	3,763.79	1,830.19	1,051.41	1,201.69	1,516.64	1,493.52	1,575.23	1,934.10
July	1,377.26	2,270.93	3,609.35	1,683.61	962.11	1,276.94	1,400.39	1,605.14	1,509.43	1,932.06
August	1,140.34	2,396.87	4,077.59	1,469.70	942.38	1,341.20	1,368.68	1,581.71	1,579.73	1,988.73
September	1,345.48	2,407.90	3,570.61	1,168.37	832.52	1,303.70	1,412.74	1,601.66	1,654.13	2,091.11
October	1,400.52	2,637.44	3,282.30	1,364.78	989.54	1,416.39	1,486.72	1,579.18	1,732.54	2,238.98
November	1,557.96	2,966.71	2,506.54	1,596.05	1,116.10	1,424.25	1,571.50	1,672.56	1,791.25	2,089.10
December	1,836.01	3,707.83	2,341.70	1,577.05	984.36	1,467.92	1,621.12	1,645.20	1,756.90	2,084.93

The following graph illustrates the historical performance of the NDX based on the closing level on the last Index Business Day of each month from January 1998 to February 2008.

The Dow Jones AIG Commodity IndexSM (“DJAIG”)

General

Unless otherwise stated, we have derived all information regarding the DJAIG provided in this pricing supplement, including its composition, method of calculation and changes in components, from Dow Jones and AIG Financial Products, Inc. (“AIG-FP”), publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, Dow Jones and AIG-FP. Dow Jones and AIG-FP are under no obligation to continue to publish, and may discontinue or suspend the publication of, the DJAIG at any time. Additionally, Dow Jones and AIG-FP can add, delete or substitute the components underlying the DJAIG or make other methodological changes that could change the level of the DJAIG. Dow Jones and AIG-FP have no obligation to consider the interests of the holders of the Notes in calculating or revising the DJAIG. We do not assume any responsibility for the accuracy or completeness of any information relating to the DJAIG.

The DJAIG was introduced in July 1998 to provide a diversified and liquid benchmark for physical commodities as an asset class. The DJAIG currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities (on which the futures contracts are based) included in the DJAIG for 2007 are aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Futures contracts on the Index are currently listed for trading on the Chicago Board of Trade (“CBOT”).

The Dow Jones-AIG Commodity Index Advisory Committee and Supervisory Committee

Prior to February 2007, the Dow Jones-AIG Commodity Index Oversight Committee (the “Oversight Committee”) assisted Dow Jones and AIG-FP in connection with the operation of the DJAIG. The Oversight Committee included prominent members of the financial, academic and legal communities and met annually to consider changes to be made to the DJAIG for the coming year.

In February 2007, Dow Jones and AIG-FP announced modifications to the rules regarding the Oversight Committee. A new two tier structure composed of an Advisory Committee and a Supervisory Committee was adopted to replace the previous single Oversight Committee. The purpose of this two tiered structure is to expand the breadth of input into the decision-making process, while also providing a mechanism for a more rapid reaction in the event of any market disruptions or extraordinary changes in market conditions.

The Supervisory Committee is currently composed of three individuals, one each from Dow Jones Indexes (a division of Dow Jones), AIG-FP and Banque AIG (a subsidiary of AIG-FP). The Advisory Committee currently consists of nine leading figures from the financial and academic communities. The Supervisory Committee will make all final decisions relating to the Index, given any advice and recommendations of the Advisory Committee.

As described in more detail below, the DJAIG is re-weighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the DJAIG are determined each year in June or July by AIG-FP, announced in July and implemented the following January. The most recent composition of the DJAIG was approved by the Oversight Committee at a meeting held in July 2006. The next DJAIG re-weightings and rebalancing will be implemented in January 2008, upon approval of the Supervisory Committee.

Four Main Principles Guiding the Creation of the Dow Jones-AIG DJAIG

The DJAIG was created using the following four main principles:

• Economic significance. The DJAIG is intended to represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the DJAIG uses both liquidity data and U.S. dollar-weighted production data in determining the relative quantities of included commodities. The DJAIG primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The DJAIG also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (such as gold) relative to non-storable commodities (such as live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities, and/or the amount of commercial activity that is centered around various commodities. Put another way, production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the pronouncements of the markets themselves. The DJAIG thus relies on data that is both an inherent aspect of the futures market (liquidity) and external to the futures market (production) in determining relative weightings.

• Diversification. A second major goal of the DJAIG is to provide diversified exposure to commodities as an asset class. As described further below, diversification rules have been established and are applied annually.

• Continuity. The third goal of the DJAIG is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the index from year to year. The DJAIG is intended to provide a stable benchmark.

• Liquidity. Another goal of the DJAIG is to provide a highly liquid index. The explicit inclusion of liquidity as a weighting factor helps to ensure that the DJAIG can accommodate substantial investment flows. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance.

Daily Calculations

The DJAIG is calculated daily by Dow Jones, in conjunction with AIG-FP, by applying the impact of the changes to the futures prices of commodities included in the DJAIG (based on their relative weightings) to the previous day’s DJAIG value. Since the futures contracts included in the DJAIG are for physical commodities, they must be rolled periodically according to a fixed schedule in order to maintain exposure to the underlying commodities without taking delivery. The rollover for each contract occurs over a period of five business days during such applicable period.

Annual Reweightings and Rebalancings of the Index

The DJAIG is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the DJAIG are determined each year in June by AIG-FP, under the supervision of the Advisory and Supervisory Committees, announced in July and implemented the following January. The composition of the Index for 2007 was approved by the Oversight Committee at a meeting held in July 2006.

Determination of Relative Weightings

The relative weightings of the component commodities included in the DJAIG are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. Each June, for each commodity designated for potential inclusion in the DJAIG, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic U.S. dollar value of the futures contract selected as the reference contract for that commodity (the “Designated Contract”), and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the DJAIG. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic U.S. dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities that were designated for potential inclusion in the DJAIG. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the DJAIG Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities that will be included in the DJAIG (the “Index Commodities”) and their respective percentage weights, as described below.

DJAIG Multipliers

Subject to the Diversification Rules discussed below, CIPs are incorporated into the DJAIG by calculating the new unit weights for each Index Commodity. On the fourth business day of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement prices on that date for Designated Contracts included in the DJAIG, are used to determine a “DJAIG Multiplier” or “CIM” for each Index Commodity. This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Diversification Rules

The DJAIG is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the index, the index relies on several diversification rules, which are applied annually when the DJAIG is re-weighted and rebalanced on a price-percentage basis. The following diversification rules are applied to the annual re-weighting and rebalancing of the DJAIG as of January of the applicable year:

• No related group of commodities (e.g., energy, precious metals, livestock, or grains) may constitute more than 33% of the index.

• No single commodity may constitute more than 15% of the index.

• No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the index.

• No single commodity that is in the index may constitute less than 2% of the index.

Following the annual re-weighting and rebalancing of the DJAIG in January, the percentage of any single commodity or group of commodities will fluctuate and may exceed or be less than the percentages set forth above.

Commodities Available for Inclusion in the DJAIG

Commodities have been selected which are believed to be sufficiently significant to the world economy to merit consideration and which are the subject of a qualifying related futures contract. The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, lean hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

The DJAIG Is a Rolling Index

The DJAIG is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five business days each month according to a pre-determined schedule. This process is known as “rolling” a futures position.

License Agreement with Dow Jones & Company Inc. and AIG Financial Products Corp.

The Bear Stearns Companies Inc. has entered, or is exploring entering, into a non-exclusive license agreement with Dow Jones & Company Inc. and AIG Financial Products Corp., whereby The Bear Stearns Companies Inc. and its affiliates and subsidiary companies, in exchange for a fee, will be permitted to use the DJAIG, which is owned and published by Dow Jones & Company Inc. and AIG Financial Products Corp., in connection with certain products, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by the Dow Jones & Company Inc. and AIG Financial Products Corp. (including their affiliates). Dow Jones & Company Inc. and AIG Financial Products Corp. have not passed on the legality or appropriateness of, or the accuracy or adequacy of descriptions and disclosures relating to the Notes. Dow Jones & Company Inc. and AIG Financial Products Corp. make no representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the DJAIG to track general stock market performance. Dow Jones & Company Inc. and AIG Financial Products Corp. have no relationship to The Bear Stearns Companies, Inc. other than the licensing of the DJAIG and the related trademarks for use in connection with the Notes, which index is determined, composed and calculated by Dow Jones & Company Inc. and AIG Financial Products Corp. without regard to The Bear Stearns Companies, Inc. or the Notes. Dow Jones & Company Inc. and AIG Financial Products Corp. have no obligation to take the needs of The Bear Stearns Companies, Inc. or the owners of the Notes into consideration in determining, composing or calculating the DJAIG. Dow Jones & Company Inc. and AIG Financial Products Corp. are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Dow Jones & Company Inc. and AIG Financial Products Corp. have no liability in connection with the administration, marketing or trading of the Notes.

Dow Jones & Company Inc. and AIG Financial Products Corp. are under no obligation to continue the calculation and dissemination of the DJAIG and the method by which the DJAIG is calculated and the name “Dow Jones AIG Commodity Index” may be changed at the discretion of Dow Jones & Company Inc. and AIG Financial Products Corp.. No inference should be drawn from the information contained in this pricing supplement that Dow Jones & Company Inc. and AIG Financial Products Corp. make any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the DJAIG to track general stock market performance. Dow Jones & Company Inc. and AIG Financial Products Corp. have no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the DJAIG. Dow Jones & Company Inc. and AIG Financial Products Corp. are not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the Notes or in the determination or calculation of the equation by which the Notes are to be settled in cash. Dow Jones & Company Inc. and AIG Financial Products Corp. have no obligation or liability in connection with the administration, marketing or trading of the Notes. The use of and reference to the DJAIG in connection with the Notes have been consented to by Dow Jones & Company Inc. and AIG Financial Products Corp..

Dow Jones & Company Inc. and AIG Financial Products Corp. disclaim all responsibility for any inaccuracies in the data on which the DJAIG is based, or any mistakes or errors or omissions in the calculation or dissemination of the DJAIG.

Historical Performance of the DJAIG

The following table sets forth the month-end closing index levels of the DJAIG for each month in the period from January 1998 through February 2008. The DJAIG closing index levels listed below were obtained from Bloomberg, without independent verification by us. The historical values of the DJAIG should not be taken as an indication of future performance, and no assurance can be given that the level of the DJAIG will increase relative to its the Initial Index Level during the term of the Notes.

The closing index level of the DJAIG on March 4, 2008 was 213.859.

Month-End Closing Levels: January 1998 - February 2008

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
January	111.93	77.19	96.82	111.37	88.31	118.64	137.62	146.82	173.67	166.09	192.29
February	106.69	74.24	98.06	110.48	90.48	122.53	146.45	156.89	162.23	171.01	215.52
March	106.52	81.02	98.52	105.37	99.59	113.17	150.84	162.09	165.19	171.96
April	104.68	84.00	96.88	108.71	99.43	112.36	148.05	152.29	175.77	173.22
May	99.12	78.56	103.12	106.09	97.76	118.82	150.44	150.73	176.68	172.72
June	96.56	82.60	104.76	101.57	99.52	115.79	144.03	152.89	173.24	169.67
July	90.35	83.73	99.00	102.57	98.83	116.40	146.41	159.33	178.03	172.45	-
August	84.27	88.21	108.17	102.23	102.58	120.90	143.56	170.82	170.88	165.57	-
September	90.45	92.44	106.98	95.11	106.29	120.90	153.18	178.25	159.96	178.25	-
October	87.46	88.42	103.82	90.41	105.05	126.57	155.55	166.52	166.82	183.52	-
November	80.85	90.09	111.59	90.96	105.25	126.09	153.41	166.40	175.21	177.25	-
December	77.80	92.27	114.61	89.03	110.28	135.27	145.60	171.15	166.51	184.96	-

The following graph illustrates the historical performance of the DJAIG based on the closing level on the last Index Business Day of each month from January 1998 to February 2008.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. For purposes of this summary, a “U.S. holder” is a beneficial owner of a Note that is:

•	an individual who is a citizen or a resident of the United States, for federal income tax purposes;

•
a corporation (or other entity that is treated as a corporation for federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate whose income is subject to federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons (as defined for federal income tax purposes) have the authority to control all of its substantial decisions.

For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a Note that is:

•	a nonresident alien individual for federal income tax purposes;

•	a foreign corporation for federal income tax purposes;

•	an estate whose income is not subject to federal income tax on a net income basis; or

•
a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if United States persons (as defined for federal income tax purposes) do not have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for those purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).

This summary is based on interpretations of the Code, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any of those changes may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or “conversion transaction” for federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; investors that hold their Notes through a partnership or other entity treated as a partnership for federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; or “controlled foreign corporations” or “passive foreign investment companies” for federal income tax purposes). This summary does not discuss the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the Notes) more than 5 percent of any entity included in the Index. This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the Notes.

This summary was not intended or written to be used, and cannot be used, for the purpose of avoiding U.S. federal, state, or local tax penalties. This summary was written in connection with the promotion or marketing by the Issuer of the Notes addressed in this summary. Prospective investors are urged to consult their tax advisors with respect to the federal, state and local tax consequences of investing in the Notes based on the taxpayer’s particular circumstances, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

In General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Accordingly, the proper U.S. federal income tax treatment of the Notes is uncertain. Under one approach, the Notes would be treated as pre-paid cash-settled executory contracts with respect to the Index. We intend to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes consistent with this approach. Except as otherwise provided in “—Alternative Characterizations and Treatments,” the balance of this summary assumes that the Notes are so treated.

Federal Income Tax Treatment of U.S. Holders

Upon the receipt of cash at maturity of a Note or upon the sale, exchange or other disposition of a Note in a taxable transaction, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized at maturity or upon the sale, exchange or other disposition and the U.S. holder’s tax basis in the Note. A U.S. holder’s tax basis in a Note will generally be equal to the U.S. holder’s cost for the Note. Any such gain or loss generally will constitute capital gain or loss, and if held for more than a year at the time of maturity, sale, exchange or other disposition, generally should be long-term capital gain or loss. Long-term capital gains of non-corporate taxpayers are generally eligible for reduced rates of taxation. The ability of U.S. holders to use capital losses to offset ordinary income is limited.

It is possible that one or more of the components of the index may be treated as a “pass-thru entity” for purposes of section 1260 of the Code. In this case, it is possible that the Notes may be subject to the “constructive ownership” rules of section 1260 of the Code. If section 1260 applies to the Notes, the portion of any long-term capital gain that is recognized on the sale, exchange, maturity, or other taxable disposition of the Notes and is attributable to a component of the Index that is a pass-thru entity for purposes of section 1260 of the Code may be treated as ordinary income and subject to an interest charge. Prospective investors in the securities should consult their tax advisors as to the possibility that one or more of the components of the Index is treated as a pass-thru entity for purposes of section 1260, and section 1260 applies to their Notes.

Alternative Characterizations and Treatments

Although we intend to treat each Note as a pre-paid cash-settled executory contract as described above, there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the Notes, and therefore the Notes could be subject to some other characterization or treatment for U.S. federal income tax purposes. For example, each Note could be treated as a “contingent payment debt instrument” for U.S. federal income tax purposes. In this event, a U.S. holder would be required to accrue original issue discount income, subject to adjustments, at the “comparable yield” of the Notes and any gain recognized with respect to the Note generally would be treated as ordinary income. Prospective investors should consult their tax advisors as to the federal income tax consequences to them if the Notes are treated as debt instruments for federal income tax purposes.

In addition, certain proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain “notional principal contracts.” The preamble to the proposed regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to the Notes, the preamble to the proposed regulations indicates that similar timing issues exist in the case of pre-paid forward contracts and therefore similar timing issues may exist in the case of executory contracts. If the IRS or the U.S. Treasury Department publishes future guidance requiring current economic accrual for contingent payments on pre-paid forward or executory contracts, it is possible that a U.S. holder could be required to accrue income over the term of the Notes.

On December 7, 2007, the Internal Revenue Service and the Treasury Department issued Notice 2008-2 under which they requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (such as a note that we intend (and you agree) to treat as a forward or other executory contract, or as a put and a deposit, for U.S. federal income tax purposes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a note is required to accrue income in respect of the note prior to the receipt of payments under the note or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a note as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the note could be subject to U.S. withholding tax in respect of a note. It is unclear whether any regulations or other guidance would apply to the notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the notes.

Other alternative federal income tax characterizations or treatments of the Notes are possible, and if applied could also affect the amount, the timing and the character of the income, gain, or loss with respect to the Notes.

Prospective investors in the Notes should consult their tax advisors as to the tax consequences to them of purchasing Notes, including any alternative characterizations and treatments.

Federal Income Tax Treatment of Non-U.S. Holders

In general, the gain realized on the maturity, sale, exchange or other disposition of the Notes by a non-U.S. holder should not be subject to U.S. federal income tax unless the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, in which case the non-U.S. holder will generally be subject to U.S. federal income tax on any income or gain in respect of the Note at the regular rates applicable to U.S. taxpayers, and, for a foreign corporation, possibly branch profits tax, unless an applicable treaty reduces or eliminates such tax, or the non-U.S. holder is an individual that is present in the United States for 183 days or more in the taxable year of the maturity, sale, exchange or other disposition and certain other conditions are satisfied, in which case the non-U.S. holder will generally be subject to tax at a rate of 30% on the amount by which the non-U.S. holder's capital gains derived from the maturity, sale, exchange, retirement or other disposition of the Notes and other assets that are from U.S. sources exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding

Distributions made on the Notes and proceeds from the sale of Notes to or through certain brokers may be subject to a “backup” withholding tax on “reportable payments” unless, in general, the holder of Notes complies with certain procedures or is an exempt recipient. Any amounts so withheld from distributions on the Notes generally would be refunded by the IRS or allowed as a credit against the holder of Notes federal income tax, provided the holder of Notes makes a timely filing of an appropriate tax return or refund claim.

Reports will be made to the IRS and to holder of Notes that are not exempt from the reporting requirements.

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Code prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code (“Qualified Plans”) or individual retirement accounts (“IRAs”) and persons who have certain specified relationships to them. Section 406 of ERISA prohibits similar transactions involving employee benefit plans that are subject to ERISA (“ERISA Plans”). Qualified Plans, IRAs and ERISA Plans are referred to as “Plans.”

Persons who have such specified relationships are referred to as “parties in interest” under ERISA and as “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” encompass a wide range of persons, including any fiduciary (for example, an investment manager, trustee or custodian) of a Plan, any person providing services (for example, a broker) to a Plan, the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of Notes by a Plan with respect to which we, Bear Stearns and/or certain of our affiliates is a fiduciary and/or a service provider (or otherwise is a “party in interest” or “disqualified person”) would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such the Notes are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. Each of us, Bear Stearns and Bear Stearns Securities Corp. is considered a “disqualified person” under the Code or a “party in interest” under ERISA with respect to many Plans, although neither we nor Bear Stearns can be a “party in interest” to any IRA other than certain employer-sponsored IRAs, as only employer-sponsored IRAs are covered by ERISA.

Applicable administrative exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption (“PTCE”) 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 91-38 relating to bank collective investment funds, PTCE 90-1 relating to insurance company separate accounts and PTCE 95-60 relating to insurance company general accounts).

It should also be noted that the Pension Protection Act of 2006 contains a statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing Notes on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither we, Bear Stearns, nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the exemption.

A fiduciary who causes a Plan to engage, directly or indirectly, in a non-exempt prohibited transaction may be subject to a penalty under ERISA, and may be liable for any losses to the Plan resulting from such transaction. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in non-exempt transactions with the assets of Plans subject to such Section. If an IRA engages in a prohibited transaction, the assets of the IRA are deemed to have been distributed to the IRA beneficiaries.

In accordance with ERISA’s general fiduciary requirements, a fiduciary with respect to any ERISA Plan who is considering the purchase of Notes on behalf of such plan should consider the foregoing information and the information set forth in the applicable prospectus supplement and any applicable pricing supplement, and should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Fiduciaries of Plans established with, or for which services are provided by, us, Bear Stearns, and/or certain of our affiliates should consult with counsel before making any acquisition. Each purchaser of any Notes, the assets of which constitute the assets of one or more Plans, and each fiduciary that directs such purchaser with respect to the purchase or holding of such Notes, will be deemed to represent that the purchase, holding and disposition of the Notes does not and will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law (“Similar Law”) similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans (“Similar Law Plans”) should consider applicable Similar Law when investing in the Notes. Each fiduciary of a Similar Law Plan will be deemed to represent that the Similar Law Plan’s (direct or indirect) acquisition and holding of the Notes will not result in a non-exempt violation of applicable Similar Law.

The sale of any Note to a Plan or a Similar Law Plan is in no respect a representation by us or any of our affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Law Plans generally or any particular Plan or Similar Law Plan, or that such an investment is appropriate for a Plan or a Similar Law Plan generally or any particular Plan or Similar Law Plan.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds from the sale of the Notes for general corporate purposes. We or one or more of our subsidiaries (including BSIL) may hedge our obligations under the Notes by the purchase and sale of the instruments included in the Reference Index, exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Reference Index, individual futures contracts on the Reference Index and on instruments included in the Reference Index, futures contracts on the Reference Index and/or options on these futures contracts. At various times after the initial offering and before the maturity of the Notes, depending on market conditions (including the level of the Reference Index), in connection with hedging with respect to the Notes, we expect that we and/or one or more of our subsidiaries will increase or decrease those initial hedging positions using dynamic hedging techniques and may take long or short positions in any of these instruments. We or one or more of our subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. If we or one or more of our subsidiaries has a long hedge position in any of these instruments then we or one or more of our subsidiaries may liquidate a portion of these instruments at or about the time of the maturity of the Notes. Depending on, among other things, future market conditions, the total amount and the composition of such positions are likely to vary over time. We will not be able to ascertain our profits or losses from any hedging position until such position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that such hedging activity will have a material effect on the price of any of these instruments or on the level of the Reference Index, we cannot guarantee that we and one or more of our subsidiaries will not affect such levels as a result of its hedging activities. You should also refer to “Use of Proceeds” in the accompanying prospectus.

SUPPLEMENTAL PLAN of Distribution

Subject to the terms and conditions set forth in the Distribution Agreement dated as of June 19, 2003, as amended, we have agreed to sell to Bear Stearns, as principal, and Bear Stearns has agreed to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Reference Index	CUSIP	Agent	Principal Amount of Notes
The S&P 500® Index	0739282T9	Bear, Stearns & Co. Inc.	[●]

The NASDAQ-100 Index®	0739282V4	Bear, Stearns & Co. Inc.	[●]

The Dow Jones AIG Commodity IndexSM	0739282W2	Bear, Stearns & Co. Inc.	[●]

For each Note offering, the Agent intends to initially offer an amount of the Notes to the public equal to the aggregate principal amount as set forth on the cover page at the offering price set forth on the cover page of this pricing supplement, and to subsequently resell the remaining principal amount of the Notes at prices related to the prevailing market prices at the time of resale. Investors who purchase an aggregate principal amount of at least $1,000,000 of a particular Note offering will be entitled to purchase Notes for 99.00% of the principal amount. In the future, the Agent may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We will offer the Notes to Bear Stearns at a discount of [●]% of the price at which the Notes are offered to the public. Bear Stearns may reallow a discount to other agents not in excess of [●]% of the public offering price.

In order to facilitate the offering of the Notes, we may grant the Agent a 30-day option from the date of the final pricing supplement, to purchase from us up to an additional 15% of the aggregate principal amount of each offering of the Note at the public offering price, less the agent’s discount, to cover any over-allotments. The Agent may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level higher than that which might otherwise prevail in the open market. Specifically, the Agent may over-allot or otherwise create a short position in the Notes for its own account by selling more Notes than have been sold to it by us. If this option is exercised, in whole or in part, subject to certain conditions, the Agent will become obligated to purchase from us and we will be obligated to sell to the Agent an amount of Notes equal to the amount of the over-allotment exercised. The Agent may elect to cover any such short position by purchasing Notes in the open market. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such stabilizing, if commenced, may be discontinued at any time and in any event shall be discontinued within a limited period. No other party may engage in stabilization.

Payment of the purchase price shall be made in funds that are immediately available in New York City.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. We have agreed to reimburse the agents for certain expenses.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quotation system, and we do not expect a trading market will develop. Bear Stearns has advised us that, following completion of the offering of the Notes, it intends under ordinary market conditions to indicate prices for the Notes on request, although it is under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no guarantees can be given as to whether an active trading market for the Notes will develop or, if such a trading market develops, as to the liquidity of such trading market. We cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made. The Notes will cease trading as of the close of business on the Maturity Date.

Because Bear Stearns is our wholly-owned subsidiary, each distribution of the Notes will conform to the requirements set forth in Rule 2720 of the FINRA Conduct Rules.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

You should only rely on the information contained in this pricing supplement, the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this pricing supplement, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

The Bear Stearns
Companies Inc.

$[●]

Medium-Term Notes, Series B

Buffered Accelerated Market Participation Securities
Linked to a single Reference Index

PRICING SUPPLEMENT

Bear, Stearns & Co. Inc.

March [●], 2008

__________________
TABLE OF CONTENTS
Pricing Supplement
Page
Summary	PS-2
Key Terms	PS-4
Questions and Answers	PS-6
Risk Factors	PS-10
Description of the Notes	PS-17
Description of the Reference Indices	PS-25
Certain U.S. Federal Income Tax Considerations	PS-38
Certain ERISA Considerations	PS-41
Use of Proceeds and Hedging	PS-42
Supplemental Plan of Distribution	PS-42
Legal Matters	PS-43
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-8
Description of Notes	S-8
Certain US Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution	S-46
Listing	S-47
Validity of the Notes	S-47
Glossary	S-47
Prospectus
Where You Can Find More Information	1
The Bear Stearns Companies Inc.	2
Use of Proceeds	4
Description of Debt Securities	4
Description of Warrants	16
Description of Preferred Stock	21
Description of Depositary Shares	25
Description of Depository Contracts	28
Description of Units	31
Book-Entry Procedures and Settlement	33
Limitations on Issuance of Bearer Debt Securities and Bearer Warrants	43
Plan of Distribution	44
ERISA Considerations	48
Legal Matters	49
Experts	49